Exhibit 4.6

INCREMENTAL COMMITMENT AGREEMENT

Bank of America, N.A.
KeyBank National Association
Comerica Bank
Regions Bank
Bank of Arizona N.A.
Capital One Leverage Finance Corp.

March 20, 2008

Ahern Rentals, Inc., as Borrower
    under the Loan and Security Agreement referred
    to below
4241 S. Arville Street
Las Vegas, Nevada 89103
Attention:  Chief Financial Officer

Re:                               Incremental Commitments

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Loan and Security Agreement, dated as of August 18, 2005 (as further amended, modified, extended, renewed, restated or supplemented from time to time, the “Loan and Security Agreement”), among Ahern Rentals, Inc. (the “Borrower”), the other Obligated Parties that are parties thereto from time to time, the financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association, as Collateral Agent and Syndication Agent, and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as Co-Lead Arrangers.  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Loan and Security Agreement.

Each financial institution (each, an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide under the Loan and Security Agreement the Incremental Commitment (each, an “Incremental Commitment”) set forth opposite its name on Annex I attached hereto.  Each Incremental Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Loan and Security Agreement, including Sections 2.1(b) and (c) thereof.

Each Incremental Lender and the Borrower acknowledge and agree that (i) the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments (in the amounts specified in Annex I attached hereto) under, and as defined in, the Loan and Security Agreement and (ii) the maturity date and interest rate (i.e., the Applicable Margin) applicable to the Revolving Loans to be made under such respective Incremental Commitments as contemplated herein and in the Loan and Security Agreement shall be identical to those applicable to the Revolving Loans under the Loan and Security Agreement.  Each Incremental Lender and the Borrower further agree that, with respect to the Incremental Commitment provided by it pursuant to this Agreement, such Incremental Lender shall receive from the Borrower such upfront fee as specified in Annex I attached hereto, which upfront fee shall be due and payable to such Incremental Lender upon the Agreement Effective Date (as defined below).  Each Incremental Lender and the Borrower further agrees that the Administrative Agent shall receive (for the Administrative Agent’s sole account) from the Borrower such fee as specified in that certain Fee Letter, dated the date hereof, between the Administrative Agent and the Borrower (the “Fee Letter”), which fee shall be due and payable to the Administrative Agent upon the Agreement Effective Date.

Each Incremental Lender party to this Agreement, to the extent that it is not already a Lender under the Loan and Security Agreement, (i) confirms that it has received a copy of the Loan and Security Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Loan and Security Agreement; (ii) agrees that it will, independently and without reliance upon any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Security Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan and Security Agreement and the other Loan Documents as are delegated to such by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Loan and Security Agreement are required to be performed by it as a Lender; and (v) in the case of each such Incremental Lender which is organized under the laws of a jurisdiction outside the United States and is not already a Lender, attaches the forms prescribed by the Internal Revenue Service of the United States, as described in Section 14.10 of the Loan and Security Agreement, certifying as to such Incremental Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Incremental Lender under the Loan and Security Agreement and the other Loan Documents.  Upon (i) the execution of a counterpart of this Agreement by the Incremental Lenders, the Administrative Agent, the Borrower and the other parties hereto, (ii) the delivery to the Administrative Agent of a fully executed copy (including by way of counterparts and by facsimile or electronic transmission in PDF format) hereof, (iii) the payment of the fees required pursuant to this Agreement and (iv) the satisfaction of any other conditions precedent set forth in Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the Incremental

Revolving Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Loan and Security Agreement, and, to the extent that it is not already a Lender, shall become a Lender pursuant to the Loan and Security Agreement, and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Commitments provided hereby including, without limitation, any Loans made pursuant thereto and (ii) all such Obligations (including any such Loans) shall be entitled to the  benefits of the Collateral Documents and attached hereto as Annex II are resolutions covering the matters set forth in preceding clauses (i) and (ii).

Attached hereto as Annex III is an opinion of Stoel Rives LLP, counsel to the Borrower, delivered as required pursuant to Section 2.1(c)(v) of the Loan and Security Agreement.

Attached hereto as Annex IV is a certificate of a Responsible Officer of the Borrower certifying that neither this Agreement nor the incurrence of Debt in connection herewith violates the Second Lien Debt Agreement or any of the other Second Lien Debt Documents.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on March 20, 2008.  If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.

Effective on the Agreement Effective Date (immediately after giving effect to the effectiveness of the Incremental Commitments herein provided), each of the Lenders party hereto (including, without limitation, Capital One Leverage Finance Corp. which becomes a Lender pursuant to this Agreement) (such Lenders constituting the Majority Lenders as of such effectiveness), the Borrower, the Collateral Agent and the Administrative Agent hereby agrees that the Loan and Security Agreement is amended as follows:

(i) a definition of “Supplemental Blocked Availability Amount” is added to Section 1.1 of the Loan and Security Agreement in the correct alphabetical order and reads as follows:

“Supplemental Blocked Availability Amount” means $20,000,000.

and (ii) the definition of “Borrowing Base” in Section 1.1 of the Loan and Security Agreement is amended by deleting the words “the Blocked Availability Amount” in clause (a)(ii)(5) thereof and substituting therefor the words “the sum of the Blocked Availability Amount and the Supplemental Blocked Availability Amount”.

The Loan and Security Agreement is hereby ratified and confirmed and, except as herein agreed, continues in full force and effect in accordance with its terms.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by usage of facsimile transmission or electronic transmission in PDF format) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the applicable requirements for the modification of Loan Documents pursuant to Section 13.1 of the Loan and Security Agreement.

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THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS).

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ ROBERT SCALZITTI
Name: Robert Scalzitti
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ CHRIS MONLER
Name: Chris Monler
Title: Sr. Vice President

COMERICA BANK

By:	/s/ ROBERT CLOUSE
Name: Robert Clouse
Title: Vice President

REGIONS BANK

By:	/s/ BARRY S. RENOW
Name: Barry S. Renow
Title: Attorney-in-Fact

BANK OF ARIZONA N.A.

By:	/s/ MICHAEL RODGERS
Name: Michael Rodgers
Title: Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.

By:	/s/ NICK MALATESTINIC
Name: Nick Malatestinic
Title: Vice President, Team Leader

Agreed to and Accepted

this 20th day of March, 2008:

AHERN RENTALS, INC.,
    as Borrower

By:	/s/ HOWARD L. BROWN
Name: Howard L. Brown
Title: Chief Financial Officer

Agreed and Consented to this      day of
March, 2008:

BANK OF AMERICA, N.A.,
    as Administrative Agent and as Letter of Credit Issuer

By:	/s/ ROBERT SCALZITTI
Name: Robert Scalzitti
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Collateral Agent and Letter of Credit Issuer

By:	/s/ D. B. LAUGHTON
Name: D. B. Laughton
Title: Managing Director

ANNEX 1

1.                                       Agreement Effective Date: March 20, 2008 (the “Agreement Effective Date”)

2.                                       Incremental Commitments (as of the Agreement Effective Date):

Lender	Incremental Commitment
Bank of America, N.A.	$10,000,000
KeyBank National Association	$5,000,000
Comerica Bank	$5,000,000
Regions Bank	$5,000,000
Bank of Arizona N.A.	$5,000,000
Capital One Leverage Finance Corp.	$20,000,000

3.                                       Fees:  For each Incremental Lender providing an Incremental Commitment of less than $20,000,000, an upfront fee in an amount equal to the product of .0025 times such Incremental Lender’s Incremental Commitment.  For each Incremental Lender providing an Incremental Commitment of $20,000,000 or more, an upfront fee in an amount equal to the product of .005 times such Incremental Lender’s Incremental Commitment.  For the Administrative Agent (for its sole account), the fee set forth in the Fee Letter.

4.                                       Other Conditions:  None